EXHIBIT 99.1
[LOGO OMITTED]
                                     Contact:                  Dan L. Greenfield
                                                                    412/394-3004


         ALLEGHENY TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

         OPERATIONS

         o FLAT-ROLLED   PRODUCTS  OPERATING LOSS NARROWED  SIGNIFICANTLY
         o HIGH PERFORMANCE METALS PROFITABILITY REDUCED BY WEAKER AEROSPACE AND POWER GENERATION MARKETS AND STRIKE AT WAH CHANG
         o WEAK  MARKET  CONDITIONS CAUSED LOSSES IN  INDUSTRIAL  PRODUCTS
         o COST  REDUCTIONS  REACHED $25 MILLION IN THE QUARTER

        FINANCIAL

         o CASH FLOW FROM  OPERATIONS  TOTALED $82 MILLION,  OR $1.02 PER  SHARE
         o MANAGED WORKING CAPITAL REDUCED BY $41 MILLION
         o TOTAL DEBT REDUCED BY $56 MILLION

Pittsburgh,  PA - April 17, 2002 - Allegheny  Technologies  Incorporated  (NYSE:
ATI) reported a net loss of $(11.1) million, or $(0.14) per share, on sales of $493.1 million for the first quarter ended March 31, 2002. During the same period in 2001, net income was $6.4 million, or $0.08 per share, on sales of $542.5 million.

                                                      THREE MONTHS ENDED
                                              MARCH 31             DECEMBER 31
                                             -------------       ---------------
                                                   DOLLARS IN MILLIONS
                                            2002        2001            2001
                                            ----        ----            ----
                     Sales                 $493.1       $542.5           $493.1

                     Net income (loss)     $(11.1)        $6.4         $ (45.8)*
                                                 DOLLARS PER DILUTED SHARE
                     Net income (loss)     $(0.14)       $0.08         $ (0.57)*

                     * Includes after-tax charges of $(47.8) million, or $(0.59) per share, related to the permanent idling of the Houston, PA stainless steel melt shop, workforce reductions and other asset impairments.

"Despite generally weak business conditions which resulted in a net loss in the first quarter, we made good progress generating cash and reducing costs," said Jim Murdy, Allegheny Technologies' president and chief executive officer.


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"In our Flat-Rolled  Products  segment,  volumes and prices remained near record lows in the first quarter; however, the operating losses in the segment narrowed significantly reflecting the benefits of our aggressive cost reduction actions. In March, we began to see improved demand for many of our products, which should result in profitable Flat-Rolled Products segment results in the second quarter.

"The High Performance Metals segment was impacted by lower demand from its two largest markets, commercial aerospace and electrical energy. Commercial aerospace orders remain soft and demand for power generation turbines has fallen substantially. Therefore, we expect shipments of our products to these markets to remain low for most of the year.

"High Performance Metals segment earnings were also hurt by an operating loss at our Wah Chang operation, primarily due to the seven-month labor strike. A new six-year labor agreement for Wah Chang was reached in late March and union represented employees returned to work during the last week of March. We expect the 2002 second quarter to be a transition quarter at Wah Chang and anticipate the operating loss will narrow. We expect Wah Chang to return to profitability in the 2002 third quarter.

"Operating losses continued in the Industrial Products segment primarily because demand for tungsten specialty materials remained soft.

"Company-wide cost reductions in the first quarter 2002 resulted in gross savings of $25 million, before the effects of inflation. We are on plan to achieve our $100 million 2002 cost reduction goal.

"The success of our cash management efforts through the first quarter was clearly a positive. We generated $82 million of operating cash flow, including receipt of a $43 million federal income tax refund resulting from the accelerated filing of our 2001 tax return. Managed working capital was reduced by $41 million during the first quarter. This strong cash flow enabled us to reduce total debt by $56 million. Our goal remains to reduce managed working capital by a minimum of $65 million for the full year.

"Looking ahead, we expect second quarter 2002 results to improve somewhat from the first quarter 2002 but still be a net loss. We expect the Flat-Rolled Products segment to show a modest operating


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


profit reversing the losses of the last five quarters. In addition, operating results for the High Performance Metals and Industrial Products segments should improve slightly from the first quarter 2002. Assuming the economy continues to improve, we expect to be profitable in the second half of 2002."

FLAT-ROLLED PRODUCTS

FIRST QUARTER 2002 COMPARED TO FIRST QUARTER 2001

Sales declined 7% to $262.1 million, due to weaker market conditions. The segment recorded an operating loss of $(0.4) million compared to a loss of $(4.5) million in the 2001 first quarter. Operating results benefited significantly from cost reduction initiatives. Total shipments were 2% below the same period last year. Commodity product shipments decreased 3% and average prices decreased 7%, primarily due to lower raw material surcharges. High-value product shipments were comparable to the year-ago period but average prices decreased 6%.

FIRST QUARTER 2002 COMPARED TO FOURTH QUARTER 2001

Sales increased 6% as a result of improved demand for high-value products. The benefits from cost reductions and the improvement in sales resulted in considerably lower operating losses. Total shipments increased 2%. Commodity product shipments decreased 2% while average prices increased 3%, due to raw material surcharges. High-value product shipments increased 15% but average prices decreased 3%.


HIGH PERFORMANCE METALS

FIRST QUARTER 2002 COMPARED TO FIRST QUARTER 2001

Sales declined 8% to $172.9 million due primarily to reduced demand from the aerospace and electrical energy markets. The decline in sales and the effects of the Wah Chang labor strike lowered operating profit to $4.3 million compared to $11.0 million in the year-ago period. Shipments of nickel-based and specialty steel products decreased 16% with average prices increasing 3%. Shipments of titanium products decreased 19% with average prices increasing 7%. While average prices increased due to product mix changes, prices of some products declined due to weaker market conditions. Shipments of exotic alloys increased 17% but average prices were 2% lower.



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

FIRST QUARTER 2002 COMPARED TO FOURTH QUARTER 2001

Sales declined 8% and operating profit declined 83% due primarily to reduced demand from the aerospace and electrical energy markets, the impact of lower operating volumes and the effect of the strike at Wah Chang. Shipments of nickel-based and specialty steel products decreased 16% with average prices increasing 1%. Shipments of titanium products decreased 5% with average prices increasing 3%. While average prices increased due to product mix changes, prices of some products declined due to weaker market conditions. Shipments of exotic alloys decreased 10% but average prices were 9% higher, due to favorable product mix. Backlog of confirmed orders declined to approximately $315 million at March 31, 2002, which is 10% lower than at December 31, 2001, due to lower order entry and cancellations from the aerospace and electrical energy markets.

INDUSTRIAL PRODUCTS

Due to generally weak demand, first quarter 2002 sales decreased 20% to $58.1 million, compared to the same period last year, and the segment had an operating loss of $(0.7) million, compared to an operating profit of $4.1 million in the year-ago period. Compared to the fourth quarter 2001, sales increased 2% while the operating loss improved slightly. In the 2001 fourth quarter, an $0.8 million charge was recorded for doubtful accounts.

RETIREMENT BENEFITS

A decline in the equities markets in 2001 and higher benefit liabilities from long-term labor contracts negotiated in 2001 resulted in a pre-tax retirement benefit expense of $5.7 million in the first quarter 2002 compared to pre-tax retirement benefit income of $16.5 million in the first quarter 2001. These factors resulted in a $22.2 million reduction in pre-tax income in the first quarter 2002 compared to the first quarter 2001. The reduction in retirement benefit income had a negative effect on both cost of sales, and selling and administrative expenses for the current quarter. Retirement benefit expense is expected to increase to approximately $6.8 million a quarter for the remainder of 2002 as a result of the new Wah Chang labor agreement.

OTHER EARNINGS COMMENTS

Corporate expenses for the first quarter 2002 decreased 19% to $5.7 million compared to the year-ago period due to continuing cost reductions. First quarter 2002 interest expense increased to $9.9 million from $8.0 million in the year-ago period due to higher interest costs associated with the 10-year notes issued in December 2001.


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

FINANCIAL HIGHLIGHTS

Cash flow from operating activities totaled $81.9 million in the first quarter 2002, primarily due to a $43.2 million federal income tax refund for the 2001 tax year and managed working capital reductions of $40.9 million. Cash used in investing activities in the first quarter 2002 was $12.7 million compared to $24.6 million a year ago. The primary reason for this change was a 40% reduction in capital expenditures to $15.4 million in the 2002 first quarter. Cash used in financing activities in the first quarter 2002 was $72.4 million and consisted of a reduction in debt of $56.3 million and dividend payments of $16.1 million. Net debt as a percent of total capitalization decreased to 34.7% at the end of the first quarter 2002 compared to 36.7% at December 31, 2001. Depreciation for the first quarter 2002 was $22.8 million compared to $24.8 million for the same year ago period, which included goodwill amortization of $1.5 million. In accordance with SFAS 142, goodwill is no longer subject to amortization commencing in 2002.

Comparative data by business segments for the first quarter ended March 31, 2002 is contained in the accompanying statements.

Allegheny Technologies will conduct a conference call with investors and analysts on April 17, 2002 at 10 a.m. ET to discuss the earnings news release. The conference call will be broadcast live on WWW.ALLEGHENYTECHNOLOGIES.COM. To access the broadcast, click on "First Quarter Conference Call". In addition, the conference call will be available through CCBN website, located at www.ccbn.com.

This news release contains forward-looking statements including those related to anticipated business, economic, and market conditions, product demand, sales, order backlog, demand from aerospace and electrical energy, operating profit and earnings, financial performance, cost reductions and anticipated cost savings, working capital reductions, cash flow and initiatives to improve cash flow, dividends, interest expense, and retirement benefit expense. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including its Report on Form 10-K for the year ended December 31, 2001.

Allegheny Technologies Incorporated (NYSE: ATI) is one of the largest and most diversified specialty materials producers in the world with revenues of approximately $2.1 billion in 2001. The Company has approximately 10,700 employees world-wide and its talented people use innovative technologies to offer growing global markets a wide range of specialty materials. High-value products include nickel-based and cobalt-based alloys and superalloys, titanium and titanium alloys, specialty steels, super stainless steel, exotic alloys, which include zirconium, hafnium and niobium, tungsten materials, and highly engineered strip and Precision Rolled Strip(R) products. In addition, we produce commodity specialty materials such as stainless steel sheet and plate, silicon and tool steels, and forgings and castings. The Allegheny Technologies website can be found at WWW.ALLEGHENYTECHNOLOGIES.COM.

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

ALLEGHENY TECHNOLOGIES  INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - Dollars in millions, except per share amounts)

                                                                         THREE MONTHS ENDED
                                                                    MARCH 31             DECEMBER 31
                                                                    ---------            -----------
                                                                2002         2001           2001
                                                                ----         ----           ----
SALES                                                        $493.1         $542.5          $493.1
Costs and expenses:
    Cost of sales                                             452.7          476.9           431.3
    Selling and administrative expenses                        50.5           48.4            52.6
Restructuring costs                                             -              -              74.2
                                                              -----          -----          -------
Income (loss) before interest, other income
       (expense) and income taxes                             (10.1)          17.2           (65.0)
Interest expense, net                                           9.9            8.0             6.6
Other income (expense), net                                     2.0            1.2            (0.3)
                                                            -------        -------         --------
Income (loss) before income taxes                             (18.0)          10.4           (71.9)
Income tax provision (benefit)                                 (6.9)           4.0           (26.1)
                                                            --------       -------         --------

NET INCOME (LOSS)                                            $(11.1)          $6.4          $(45.8)
                                                            ========       =======         =======

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE
                                                             $(0.14)         $0.08         $(0.57)
                                                             =======       =======         =======
Weighted average common shares outstanding - basic
    (millions)                                                  80.4          80.3            80.3
Weighted average common shares
     outstanding - diluted (millions)                           80.4          80.4            80.3
Actual common shares outstanding - end
     of period (millions)                                       80.6          80.1            80.3




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ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SALES AND OPERATING PROFIT BY BUSINESS SEGMENT
(Unaudited - Dollars in millions)


                                                               THREE MONTHS ENDED           THREE MONTHS ENDED
                                                                    MARCH 31                      DECEMBER 31
                                                                    ---------                     -----------
                                                              2002         2001                    2001
                                                              ----         ----                    ----
SALES:
Flat-Rolled Products                                        $262.1         $282.5                  $248.0
High Performance Metals                                      172.9          187.3                   188.3
Industrial Products                                           58.1           72.7                    56.8
                                                         ---------      ---------               ---------

     TOTAL SALES                                            $493.1         $542.5                  $493.1
                                                         ---------      ---------                  ------

OPERATING PROFIT (LOSS):
Flat-Rolled Products                                        $ (0.4)     $   (4.5)               $  (15.4)

OPERATING PROFIT (LOSS) AS A % OF SALES                      (0.2%)         (1.6%)                  (6.2%)
High Performance Metals                                        4.3          11.0                    25.6

OPERATING PROFIT AS A % OF SALES                               2.5%          5.9%                   13.6%
Industrial Products                                           (0.7)          4.1                    (1.6)

OPERATING PROFIT (LOSS) AS A % OF SALES                      (1.2%)          5.6%                   (2.8%)
                                                         ----------     ---------               ----------
     OPERATING PROFIT                                       $  3.2       $  10.6                $    8.6
OPERATING PROFIT AS A % OF SALES                               0.6%          2.0%                    1.7%
Corporate expenses                                            (5.7)         (7.0)                   (5.8)
Interest expense, net                                         (9.9)         (8.0)                   (6.6)
Restructuring costs and other costs, net of gains
       on asset sales                                          0.1          (1.7)                  (78.2)
Retirement benefit income (expense)                           (5.7)         16.5                    10.1
                                                         ----------     ---------               ----------
INCOME (LOSS) BEFORE INCOME TAXES                        $   (18.0)      $  10.4                 $ (71.9)
                                                         ==========     =========               ==========

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

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Current period unaudited - Dollars in millions)                                  MARCH 31, 2002           DECEMBER 31, 2001
                                                                                  --------------           -----------------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                                 $ 30.5                      $ 33.7
Accounts receivable, net of allowances for doubtful accounts of
       $12.0 and $12.3 at March 31, 2002 and December 31, 2001,
       respectively                                                                        291.2                       274.6
Inventories, net                                                                           461.2                       508.4
Income tax refunds                                                                           5.3                        48.5
Deferred income taxes and other                                                             69.3                        60.9
                                                                                       ---------                   ---------
     Total current assets                                                                  857.5                       926.1
Property, plant and equipment, net                                                         821.5                       828.9
Prepaid pension cost                                                                       636.0                       632.9
Cost in excess of net assets acquired                                                      188.5                       188.4
Other assets                                                                                64.1                        66.9
                                                                                       ---------                   ---------
TOTAL ASSETS                                                                            $2,567.6                    $2,643.2
                                                                                       =========                   =========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable                                                                         $ 155.0                     $ 155.3
Accrued liabilities                                                                        167.3                       168.2
Short-term debt and current portion of long-term debt                                       16.4                         9.2
                                                                                       ---------                   ---------
     Total current liabilities                                                             338.7                       332.7
Long-term debt                                                                             509.0                       573.0
Accrued postretirement benefits                                                            505.5                       506.1
Deferred income taxes and other                                                            284.5                       286.7
                                                                                       ---------                   ---------
                                                                                         1,637.7                     1,698.5
                                                                                       ---------                   ---------
Total stockholders' equity                                                                 929.9                       944.7
                                                                                       ---------                   ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $ 2,567.6                   $ 2,643.2
                                                                                       =========                   =========

ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited - Dollars in millions)

                                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31, 2002             MARCH 31, 2001
                                                                                  --------------             --------------
OPERATING ACTIVITIES:
     Net income (loss)                                                                $    (11.1)                    $  6.4
     Depreciation and amortization                                                          22.8                       24.8
     Income tax refunds                                                                     43.2                        -
     Change in managed working capital                                                      40.9                       41.4
     Non-cash pension income, net                                                           (3.1)                     (23.9)
     Other                                                                                 (10.8)                     (21.7)
                                                                                    -------------              -------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                       81.9                       27.0
Cash used in investing activities                                                          (12.7)                     (24.6)
Cash used in financing activities (debt reduction $56.3 million)                           (72.4)                      (5.1)
                                                                                     ------------              -------------
DECREASE IN CASH AND CASH EQUIVALENTS                                                       (3.2)                      (2.7)
Cash and cash equivalents at beginning of period                                            33.7                       26.2
                                                                                     ------------              -------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $     30.5                     $  23.5
                                                                                      ===========              =============
Managed working capital includes gross accounts receivable and gross inventories excluding LIFO reserves less accounts payable.



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



ALLEGHENY TECHNOLOGIES INCORPORATED AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)


                                                                                   THREE MONTHS ENDED
                                                                              MARCH 31                 DECEMBER 31
                                                                         2002          2001               2001
                                                                         ----          ----               ----

VOLUME:
   Flat-Rolled Products - commodity (finished tons)                   87,431           89,764             89,285
   Flat-Rolled Products - high value (tons)                           34,362           34,212             29,920
                                                                      ------          -------            -------
               Total Flat-Rolled Products (finished tons)            121,793          123,976            119,205
   High Performance Metals - nickel-based and
         specialty steel alloys (000's lbs.)                          10,765           12,864             12,859
   High Performance Metals - titanium mill products (000's
       lbs.)                                                           4,949            6,139              5,219
   High Performance Metals - exotic alloys
        (000's lbs.)                                                     869              741                964

AVERAGE PRICES:
   Flat-Rolled Products - commodity                                  $ 1,487          $ 1,592            $ 1,444
        (per finished ton)
   Flat-Rolled Products - high value (per ton)                       $ 3,761          $ 4,017            $ 3,897
   High Performance Metals - nickel-based and specialty steel
       alloys (per lb.)                                              $  6.46          $  6.29            $  6.40
   High Performance Metals - titanium mill products (per lb.)
                                                                     $ 12.11          $ 11.36            $ 11.73
   High Performance Metals - exotic alloys
        (per lb.)                                                    $ 35.03          $ 35.80            $ 32.16

Certain amounts for prior periods have been reclassified to conform with the 2002 presentation.

                                      # # #


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